Exhibit 5.1

[Letterhead of Conyers Dill & Pearman]

2 February, 2011

Matter No.:875350

Doc Ref: PL/al/352573

(852) 2842 9551

Paul.Lim@conyersdill.com

New Oriental Education & Technology Group Inc.

F9, New Oriental Building,

No. 6 Haidian Zhong Street,

Haidian District, Beijing 100080,

People’s Republic of China

Dear Sirs,

Re: New Oriental Education & Technology Group Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 2 February, 2011 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 9,000,000 common shares, par value US$0.01 per share each (the “Common Shares”) to be issued pursuant to the Company’s 2006 Share Incentive Plan, (the “Share Incentive Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Share Incentive Plan. We have also reviewed the Memorandum and Articles of Association of the Company maintained at the Registered Office of the Company, written resolutions of all the directors of the Company 28 January, 2011 (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 28 January, 2011 (the “Certificate Date”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the accuracy and completeness of all factual representations made in the Registration Statement and Share Incentive Plan and other documents reviewed by us; (c) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (d) that no direction has been given by the Company in general meeting prohibiting the Directors of the Company from allotting or issuing the Common Shares; (e) that the Company will have sufficient authorised but unissued shares for the issue of the Common Shares pursuant to the Share Incentive Plan; (f) that upon issue of the Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed; and (h) that the Common Shares will be issued in accordance with the Share Incentive Plan and the Resolutions Authorising their issue.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	The Common Shares to be issued by the Company pursuant to the Share Incentive Plan as contemplated by the Registration Statement have been duly and validly authorised, and when issued and paid for in accordance with the Share Incentive Plan, the Common Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman